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                                                                      Exhibit 21


                  SUBSIDIARIES OF ANALYSIS & TECHNOLOGY, INC.



                                             NAMES UNDER WHICH          JURISDICTION OF
NAME                                           DOING BUSINESS            INCORPORATION
----                                         -----------------          ---------------
Analysis & Technology
  Australia Pty Limited                            ----                    Australia

Analysis & Technology
  International Corporation                        ----                    Delaware

Integrated Performance Decisions, Inc.             ----                    Delaware

Interactive Media Corp.                            ----                    Delaware

Numerical Decisions Group, Inc.                    ----                    Canada